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                                                                    Exhibit 10.1


           LIABILITY TRANSFER AND ASSUMPTION AGREEMENT FOR SHEBOYGAN
                        RIVER AND HARBOR SUPERFUND SITE

         This Liability Transfer and Assumption Agreement ("Agreement") is made by and between Pollution Risk Services, LLC, an Ohio limited liability company ("PRS"), and Tecumseh Products Company, a Michigan corporation, and its subsidiaries ("Tecumseh") (collectively referred to as the "Parties"), with respect to responsibilities, obligations, and liabilities associated with the Sheboygan River and Harbor Superfund Site in Sheboygan County, Wisconsin.

                                    RECITALS

         The Sheboygan River and Harbor Superfund Site contains Pollutants, is subject to Remediation, and may give rise to other claims and liabilities under Environmental Law, all as defined herein.

         The United States Environmental Protection Agency ("EPA") has issued a Record of Decision that sets forth the selected remedies for the Site.

         Tecumseh desires to transfer and assign, and PRS desires to assume, certain responsibilities, obligations, and liabilities in connection with the Site as provided in this Agreement, including but not limited to all responsibilities, obligations, and liabilities for Remediation and Remediation Costs.

         The Parties intend that Remediation Cost Cap insurance issued by Chubb Financial Solutions division of Federal Insurance Company for itself and as manager of the member insurers of the Chubb Group of Insurance Companies ("Chubb") and funded by Tecumseh shall provide remediation cost insurance coverage to the Parties in the amount of $100,000,000. The Parties further intend that Environmental Site Liability insurance issued by Chubb and funded by Tecumseh shall provide environmental site liability insurance coverage to the Parties in the amount of $20,000,000, subject to certain deductibles payable by PRS.

         The Parties further intend that the Remediation Cost Cap and Environmental Site Liability insurance policies will provide financial assurance for the costs of completing the responsibilities, obligations, and liabilities transferred and assigned by Tecumseh and assumed by PRS under this Agreement.

                                   AGREEMENT

         In consideration of the mutual promises and undertakings herein, the Parties agree as follows:




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         1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "Bodily Injury" means physical injury, sickness, disease, mental anguish, emotional distress or shock, sustained by any person, including death resulting therefrom.

                  (b) "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601 et seq.

                  (c) "Chubb" means Chubb Financial Solutions division of Federal Insurance Company for itself and as manager of the member insurers of the Chubb Group of Insurance Companies.

                  (d) "Chubb Policies" means the Remediation Cost Cap Policy and the Environmental Site Liability Policy issued by Chubb, attached as Exhibit A.

                  (e) "Effective Date" means the inception date of the Chubb Policies, which shall be the date this Agreement is effective.

                  (f) "Environmental Law" means any federal, state, or local statute, law, rule, regulation, ordinance, guidance document, administrative interpretation, or policy statement, or any governmental, administrative, or judicial order, decree, directive, or decision, or the common law, or any other requirement of any Government Authority, that may now be in effect or which may be enacted, adopted, or made effective at a future date.

                  (g) "Environmental Liabilities" means any and all responsibilities, obligations, and liabilities of Tecumseh under Environmental Law with respect to Remediation and Remediation Costs, including but not limited to (1) the responsibilities, obligations, and liabilities of Tecumseh under the Sheboygan River and Harbor Superfund Site Consent Decree; (2) any and all responsibilities, obligations, and liabilities of Tecumseh under Environmental Law for Remediation and Remediation Costs with respect to the Site beyond those contained in the Consent Decree; (3) any and all responsibilities, obligations, and liabilities of Tecumseh under Environmental Law for claims by EPA or the State of Wisconsin for the recovery or reimbursement of response costs and oversight costs with respect to the Site; and (4) any and all responsibilities, obligations, and liabilities of Tecumseh for Remediation and Remediation Costs arising from or relating to the transportation and disposal of materials from the Site; provided, however, that Environmental Liabilities shall not include responsibilities, obligations, and liabilities resulting from: (i) Tecumseh Diecast Division manufacturing facility operations after the Effective Date (but shall include responsibilities, obligations, and liabilities related to the continuing presence or passive migration of Pollutants that existed before the Effective Date), to the extent of any Losses beyond those for which PRS would otherwise be responsible under this Agreement, (ii) the offsite transportation and disposal of materials from the Site that occurred before the Effective Date, or (iii) Natural Resource Damages.

                  (h) "Government Authority" means any government or political subdivision thereof, whether federal, state, tribal, or local, or any agency, department, branch, instrumentality, or other subdivision thereof, or any court or tribunal of competent jurisdiction.



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                  (i) "Losses" means any and all claims, demands, causes of
action, suits, judgments, damages, compensation, debts, costs, expenses, losses, attorney's fees, other legal costs, penalties, stipulated penalties, punitive damages, and liability of any kind.

                  (j) "Natural Resource" or "Natural Resources" means land, wetlands, fish, wildlife, biota, air, water, sediments, groundwater, drinking water supplies, and other such resources belonging to, managed by, held in trust by, appertaining to, or otherwise controlled by the United States, a State, or an Indian tribe.

                  (k) "Natural Resource Damages" means any damages recoverable by a Government Authority, including as trustee on behalf of the public, for injury to, destruction of, or loss or impairment of Natural Resources at the Site as a result of a release of Pollutants, including but not limited to: (1) the costs of assessing such injury, destruction, or loss or impairment arising from or relating to such a release; (ii) the costs of restoration, rehabilitation, or replacement of injured or lost natural resources or of acquisition of equivalent resources; (iii) the costs of planning such restoration activities; (iv) compensation for injury, destruction, loss, impairment, diminution in value, or loss of use of natural resources; and (v) each of the categories of recoverable damages described in 43 C.F.R. ss. 11.15 and applicable state law.

                  (l) "Other Assumed Liabilities" means those Tecumseh responsibilities, obligations, and liabilities, whether existing or contingent, known or unknown, with respect to Third Party claims first brought against Tecumseh during the term of this Agreement for Bodily Injury or Property Damage arising from or relating to Pollutants on, in, under, or migrating from the Site, or arising from or relating to Remediation at the Site or the transportation and disposal of materials from the Site; provided, however, that Other Assumed Liabilities shall not include responsibilities, obligations, and liabilities resulting from: (i) Tecumseh Diecast Division manufacturing facility operations after the Effective Date (but shall include responsibilities, obligations, and liabilities related to the continuing presence or passive migration of Pollutants that existed before the Effective Date), to the extent of any Losses beyond those for which PRS would otherwise be responsible under this Agreement, or (ii) the offsite transportation and disposal of materials from the Site that occurred before the Effective Date.

                  (m) "Pollutants" means any solid, liquid, gaseous, or thermal irritant or contaminant, including, but not limited to, smoke, vapors, soot, fumes, acids, alkalis, metals, chemicals, wastes, asbestos, polychlorinated biphenyls ("PCBs"), and/or by-products or progeny thereof. Pollutants include, but are not limited to, all of the following: hazardous wastes or constituents (as defined in Section 1004(5) of the Solid Waste Disposal Act ("SWDA"), 42 U.S.C. ss. 6903(5), or in regulations adapted pursuant to or in case law interpreting SWDA); hazardous substances (as defined in Section 101(14) of CERCLA, 42 U.S.C. ss. 9601(14)); and oil or petroleum products.

                  (n) "Property Damage" means (i) physical injury to (including contamination of) or destruction of tangible property, including any resulting loss of use or diminution in value; or (ii) loss of use of tangible property that has not been physically injured or destroyed, but not diminution in value of such property. "Property Damage" does not include "Remediation Costs."




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                  (o) "Record of Decision" or "ROD" means the Record of Decision issued for the Sheboygan River and Harbor Superfund Site on May 12, 2000, and any changes made subsequently to the ROD, whether by formal amendment, Consent Decree, or otherwise.

                  (p) "Remediation" means, in connection with the Site, any and all investigation, evaluation, sampling, testing, analysis, reporting, construction, removal, remediation, transportation, disposal, treatment (including in-situ treatment), management, stabilization, containment or neutralization of Pollutants and associated environmental media, any necessary planning, design, or implementation activities related thereto, and the performance of any and all other obligations imposed by any Government Authority, including, but not limited to, any monitoring and operation and maintenance activities that may be required after the completion of such investigation, evaluation, sampling, testing, analysis, reporting, planning, design, construction, removal, remediation, transportation, disposal, treatment, management, stabilization, containment, or neutralization. "Remediation" includes, but is not limited to, all activities within the definition of "removal," "remedial action," and "response" under Sections 101(23), (24), and
(25) of CERCLA, 42 U.S.C. ss. 9601(23), (24), (25).

                  (q) "Remediation Costs" means all costs incurred for or in connection with Remediation at or relating to the Site. Remediation Costs include, without limitation, investigation and evaluation costs, sampling and analysis costs, reporting costs, planning and design costs, consultant and contractor costs, labor costs, equipment costs, construction costs, access costs, disposal costs, transportation costs, legal fees and expenses, permit fees and costs, monitoring costs, and oversight costs incurred by a Government Authority, including all indirect costs related thereto. Remediation Costs also include, but are not limited to, costs related to any liability for off-site disposal of Pollutants that are removed from the Site and disposed off-Site as part of the Remediation of Pollutants within the scope of this Agreement. Remediation Costs do not include costs related to the offsite transportation and disposal of materials from the Site that occurred before the Effective Date.

                  (r) "Sheboygan River and Harbor Superfund Site Consent Decree" or "the Consent Decree" means any judicially approved consent decree (including attachments and documents incorporated by reference) that Tecumseh enters into (and which is approved by PRS, such approval not to be unreasonably withheld), or that Tecumseh and PRS both enter into, with the United States or the State of Wisconsin with respect to Remediation at the Site. A copy of each such Consent Decree shall be deemed to be incorporated herein by reference upon its entry by the United States District Court for the Eastern District of Wisconsin. For purposes of this Paragraph and Paragraphs 5(b) and 5(c) of this Agreement, PRS hereby approves the terms in the March 2003 draft of the Consent Decree for the Upper River Work on the Sheboygan River (which does not include any additional terms to be negotiated with the United States regarding the addition of PRS to that Consent Decree).

                  (s) "Site" means the Sheboygan River and Harbor Superfund Site as defined in the ROD and the Consent Decree.

                  (t) "Tecumseh Property" means the parcel(s) of real property located in Sheboygan Falls, Wisconsin adjacent to the Sheboygan River that Tecumseh owns as of the Effective Date.


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                  (u) "Third Party" means any person or entity other than PRS or
Tecumseh.

         2. TRANSFER AND ASSIGNMENT OF RESPONSIBILITIES AND LIABILITIES.

                  (a) Tecumseh hereby transfers and assigns to PRS, and PRS accepts, assumes, and agrees to be responsible for, the Environmental Liabilities and Other Assumed Liabilities.

                  (b) PRS hereby releases Tecumseh and its predecessors, successors, affiliates, subsidiaries, lessees and assigns, and their respective officers, directors, shareholders, employees, agents, and representatives, from Losses arising out of, resulting from, or associated with Environmental Liabilities or Other Assumed Liabilities, except that such release shall not operate to the extent of Losses resulting from Tecumseh's failure to comply with its obligations and representations, warranties, and covenants under this Agreement.

                  (c) If PRS becomes a signatory to the Consent Decree, nothing in the Consent Decree shall release PRS from any liability it may have to Tecumseh as a result of the performance of work under the Consent Decree in the event of and prior to PRS's replacement pursuant to the Consent Decree, or any other liability that PRS may have to Tecumseh under this Agreement.

         3. INDEMNIFICATION. PRS shall hold harmless, indemnify, and defend Tecumseh and its predecessors, subsidiaries, affiliates, successors, lessees, assigns, officers, directors, shareholders, and employees, and each of them, from and against:

                  (a) any and all Losses arising out of, resulting from, or associated with (i) any Environmental Liabilities; (ii) any Other Assumed Liabilities; (iii) a breach by PRS of the terms of this Agreement, (iv) any failure by PRS to perform its obligations pursuant to either of the Chubb Policies, or any act or omission by PRS pursuant to which Chubb denies coverage under either of the Chubb Policies, or cancels either of the Chubb Policies, (v) any acts, omissions, negligence, or misconduct of PRS or its officers, agents, employees, or subcontractors, or (vi) any violation by PRS of the terms of the Sheboygan River and Harbor Superfund Site Consent Decree; and

                  (b) any and all Losses arising out of, resulting from, or associated with Bodily Injury or Property Damage to the extent (but only to the extent) caused by the acts, omissions, negligence or misconduct of PRS or its officers, agents, employees, or subcontractors.

         PRS agrees that its failure to keep the Chubb Policies in force as provided herein shall render PRS liable to Tecumseh for the full amount of coverage and defense costs provided by the relevant Chubb Policy in the event of a loss covered by the policy for which Tecumseh is alleged to be responsible.

         4. PERFORMANCE BY TECUMSEH.

                  (a) On or before the date of execution of this Agreement, Tecumseh shall purchase the Chubb Policies and provide a copy of the authorized and executed policies to PRS at such time.


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                  (b) Subject to Paragraph 4(c) of this Agreement, the Parties acknowledge and agree that, apart from Tecumseh's obligation under Paragraph 4(a), there shall be no further payment or compensation from Tecumseh to PRS or to Chubb in connection with this Agreement.

                  (c) Tecumseh hereby assigns to PRS any rights it may have to obtain indemnification, cost recovery, contribution, damages, or any other form of payment from any Third Party other than Chubb for Environmental Liabilities or Other Assumed Liabilities assumed by PRS under this Agreement. Tecumseh shall timely provide information reasonably requested by PRS for purposes of obtaining such recovery or payment. PRS agrees to notify Tecumseh and the United States (as provided in the Consent Decree) of any contribution lawsuit or negotiations and to give Tecumseh and the United States advance notice of any proposed settlement. The Parties agree to use good faith efforts to resolve any issues that may arise with respect to such future settlements.

                  (d) On reasonable request, Tecumseh shall provide to PRS, at no cost to PRS, any non-privileged information, plans, and documents in Tecumseh's possession relating to the Site that were developed or created prior to the Effective Date, including but not limited to any data, studies, plans, or design documents. On reasonable request, Tecumseh will assist PRS in obtaining interviews with current Tecumseh personnel as required to implement the performance standards set forth in the ROD, the Consent Decree, or any other environmental standard ordered or approved by any relevant Government Authority. On reasonable request, Tecumseh will assist PRS in obtaining interviews with current Tecumseh personnel, and will attempt to assist PRS in obtaining interviews with former Tecumseh personnel, as may be necessary in PRS's discretion to ascertain other potentially liable parties.

                  (e) Tecumseh shall give PRS access at all reasonable times to any portions of the Site owned by Tecumseh as needed for PRS, as determined by PRS, to comply with its obligations under this Agreement. Tecumseh will also provide access to the Tecumseh Property to the United States and the State of Wisconsin as required under the Consent Decree. Tecumseh agrees to cooperate with PRS in the preparation and filing of any documents relating to access to, and institutional controls on, the Tecumseh Property that are required under the Consent Decree. Tecumseh shall not have any other obligation under this Agreement to secure site access or to obtain institutional controls. Tecumseh will reasonably cooperate with PRS to enable PRS to carry out its obligations hereunder with respect to Tecumseh Property.

                  (f) Subject to Tecumseh's right to take reasonable steps to ensure that the rights of Tecumseh and the obligations of PRS under this Agreement are fulfilled, Tecumseh shall not interfere with PRS's efforts to conduct the Remediation and otherwise address the Environmental Liabilities and Other Assumed Liabilities assumed by PRS under this Agreement. Until its business operations at the Tecumseh Property have ceased, which Tecumseh anticipates will occur by November 1, 2003, Tecumseh shall use good faith efforts to resolve any conflict between Tecumseh's need to carry out its business operations and PRS's need to fulfill its obligations under this Agreement.


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         5. PERFORMANCE BY PRS. Pursuant to the assignment, transfer, and acceptance of liability set forth in Paragraph 2 above, PRS's obligations for Environmental Liabilities and Other Assumed Liabilities include, but are not limited to:

                  (a) Assuming the responsibility for, and performance and completion of, Remediation of the Site in accordance with the ROD, including but not limited to all of the response actions and performance standards outlined in the ROD and the Consent Decree and any other standard ordered or approved by a relevant Government Authority, and including the performance of the investigations, studies, negotiations, document preparation, filings and interactions, engineering design, permitting, removal actions, remedial actions, operations, maintenance, and monitoring, including periodic reviews required by 42 U.S.C. ss.9621(c), and all other response actions necessary to implement the ROD and to comply with the Consent Decree, including payment of regulatory agency future oversight costs;

                  (b) Pursuing diligently and in good faith, with Tecumseh and the United States, the addition of provisions to the pending draft Consent Decree for Upper River Work and any future Consent Decree that would, generally consistent with the language proposed to EPA in November 2002:

                           (i) add PRS as a signatory along with Tecumseh;

                           (ii) have EPA pursue PRS in the first instance, and
not Tecumseh, in the event of any noncompliance by PRS with its obligations under the Consent Decree; and

                           (iii) enable EPA to find PRS in default and require
Tecumseh to find a substitute contractor to take over from PRS in the event that EPA determines that PRS has engaged in serious noncompliance or certain other conditions occur;

                  (c) Becoming a signatory to the Consent Decree, if appropriate and with the approval of Tecumseh, EPA, and the U.S. Department of Justice, and on terms approved by PRS, which approval shall not be unreasonably withheld;

                  (d) Assuming the responsibility for, and performance and completion of, all Tecumseh obligations under the Consent Decree as if PRS had signed the Consent Decree, in the event that PRS does not become a signatory but approves of the terms of the Consent Decree, which approval shall not be unreasonably withheld;

                  (e) Retaining a qualified Supervising Contractor (as defined in the Consent Decree) or other prime contractor to perform or manage any Remediation regarding the Site, with qualifications to include demonstrated experience with respect to sediment remediation and satisfaction of the criteria set forth in the Consent Decree for the selection of a Supervising Contractor;

                  (f) Paying all Remediation Costs;

                  (g) Complying with all of its responsibilities as the Named Insured and an "Insured" under the Chubb Policies;


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                  (h) Coordinating and cooperating with EPA and the State of
Wisconsin, and any other involved government agencies;

                  (i) Negotiating, executing (to the extent permitted by Government Authority), and assuming complete operational and financial responsibility for any and all consent decrees, administrative orders on consent, or unilateral administrative orders issued after the Effective Date that are required to complete the requirements of the ROD;

                  (j) Timely providing to Tecumseh notice and the opportunity to participate in negotiation of, and to sign, any consent decrees, administrative orders on consent, or other settlements after the Effective Date resolving any Third Party claims against PRS or Tecumseh arising from or relating to the Site;

                  (k) Reasonably cooperating with Tecumseh in carrying out its obligations hereunder with respect to the Tecumseh Property. During Tecumseh's business operations at the Tecumseh Property, which Tecumseh anticipates will cease by November 1, 2003, PRS shall not interfere with such business operations, although Tecumseh shall take reasonable steps to cooperate with PRS to enable it to fulfill its obligations hereunder with respect to the Tecumseh Property. During this period, PRS shall use good faith efforts to resolve any conflict between Tecumseh's need to carry out its business operations and PRS's need to fulfill its obligations under this Agreement, and if the conflict cannot be resolved despite the good faith efforts of both Parties, PRS shall not be subject to liability hereunder to the extent that it is unable to fulfill its obligations due to such conflict or due to any agreement or contract into which Tecumseh has entered relating to Tecumseh's business operations at the Tecumseh Property;

                  (l) Providing written notice to Tecumseh:

                           (i) of any material notice or communication from EPA
concerning negotiations on an Administrative Order on Consent or Consent Decree, or concerning a unilateral Administrative Order under Section 106 of CERCLA, relating to part or all of the Site;

                           (ii) within ten (10) days of the receipt of any
notice of noncompliance issued by EPA under the Consent Decree; and

                           (iii) within five (5) days of the receipt of any
notice of default issued by the EPA under the Consent Decree;

                  (m) Providing copies of final documents to Tecumseh at the time they are submitted to EPA;

                  (n) To the extent PRS decides that such a modification is desirable, PRS is solely responsible, at its sole expense, for obtaining any modifications in the remedy for the Site selected in the ROD;

                  (o) Developing, proposing, and implementing institutional controls or land use restrictions as appropriate to fulfill PRS's obligations and responsibilities under this Agreement, to the extent that such controls or restrictions do not unreasonably interfere with Tecumseh's business operations at the Tecumseh Property;



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                  (p) PRS shall also maintain, at its sole cost and expense, the following insurance coverages, and will assure that any contractor that it retains in connection with the Site shall also maintain such insurance coverages:

                           (i) Commercial General Liability insurance alone or
in combination with Commercial Umbrella insurance with a limit of not less than $10,000,000 each occurrence covering liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract);

                           (ii) Business Automobile Liability insurance alone or
in combination with Commercial Umbrella insurance covering any auto or vehicle (including owned, hired, and non-owned autos or vehicles), with a limit of not less than $1,000,000 each accident;

                           (iii) Professional Liability insurance with a minimum
limit of not less than $5,000,000; and

                           (iv) Workers' compensation with statutory limits and
Employers' Liability limits of not less than $1,000,000 each accident for bodily injury by accident or $1,000,000 for each employee for bodily injury by disease;

                  (q) On or before the date of execution of this Agreement and annually thereafter, PRS shall submit to Tecumseh a certificate or certificates for each required insurance referenced above certifying that such insurance is in full force and effect and setting forth the information required below. Additionally, PRS shall furnish to Tecumseh, within 30 days before the expiration date of the coverage of each required insurance set forth above, a certificate or certificates containing the information required below and certifying that such insurance has been renewed and remains in full force and effect.

                  (r) All insurance policies described in Paragraph 5(p) above shall: (i) name Tecumseh as an Additional Insured (this requirement shall not apply to workers' compensation insurance, employers' liability insurance, or professional liability); (ii) provide for not less than 30 days' prior written notice to Tecumseh by registered or certified mail of any cancellation, non-renewal, or material reduction in coverage; (iii) include a waiver of subrogation in favor of Tecumseh; and (iv) provide that such required insurance hereunder is the primary insurance and that any other similar insurance that Tecumseh may have shall be deemed in excess of such primary insurance.

         6. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PRS.

                  (a) PRS acknowledges that the Site is a so-called "Superfund" site listed on the National Priorities List, 40 C.F.R. Part 300, Appendix B, that the ROD has been issued for the Site, and that ongoing response actions to implement the ROD are currently underway at the Site.

                  (b) PRS acknowledges that it has satisfied itself as to the general nature and location of the Site and as to the general and local conditions, particularly those bearing upon (i) Pollutants, (ii) Remediation requirements, (iii) clean up and disposal requirements,


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(iv) handling and storage of materials, including, without limitation,
Pollutants, (v) availability of labor, (vi) security requirements, (vii) water,
(viii) electric power, (ix) roads, (x) the character, quality and quantity of surface and subsurface materials to be encountered, (xi) equipment and facilities needed preliminary to and during the prosecution of the work, and
(xii) uncertainties of weather.

                  (c) PRS represents and warrants that it has the financial resources, including access to the Chubb Policies, to execute diligently the Remediation of the Site in accordance with the ROD, including but not limited to all of the response actions and performance standards outlined in the ROD and the Consent Decree, even if the scope of Remediation or Remediation Costs exceeds PRS's estimate thereof, and PRS shall use such resources as necessary to fulfill all of its obligations under this Agreement.

                  (d) PRS represents and warrants that it is not a party to any other existing or previous agreement or contract that would be inconsistent with or interfere with the performance of its obligations and responsibilities under this Agreement, and that it will not enter into any such agreement or contract after the Effective Date.

                  (e) PRS represents and warrants that it has reviewed all records, to the extent PRS understands such records to be relevant, of Tecumseh, EPA and the State of Wisconsin, and of any other Government Authority, concerning the Site, and that it is familiar with the Pollutants, Natural Resources, and all other relevant conditions at the Site. PRS represents and warrants that it assumes the risk of all conditions at the Site and, regardless of the exact nature of such conditions, or the expense or difficulty of performing the Remediation with respect to same, will fully perform and complete the Remediation required by Government Authorities for the Site.

                  (f) PRS represents and warrants that it has the qualifications, expertise, and experience needed to accomplish all required Remediation at the Site consistent with this Agreement. PRS further covenants and agrees that it shall perform the Remediation of the Site in compliance with this Agreement and Environmental Law, and the standards of care and diligence normally practiced by nationally recognized firms performing services of a similar nature. In the event that the performance of any portion of the Remediation of the Site fails to comply with the representations and warranties in this Paragraph 6 and such failure results in additional requirements or actions from Government Authorities, PRS shall, at its sole expense, redo such portions of the Remediation as necessary to comply with the additional requirements or actions of the Governmental Authorities and the representations and warranties provided herein.

                  (g) PRS represents and warrants that it has provided Chubb with access to all of the information in PRS's possession concerning the Pollutants and other conditions at the Site and all information sought by Chubb concerning the Site to the extent available to PRS.

                  (h) PRS represents and warrants that it has complied with, and agrees that it will continue to comply in a timely fashion with, all obligations and responsibilities of the Named Insured under the Chubb Policies, including all provisions relating to notification of, provision of information to, and reporting to Chubb.



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                  (i) PRS covenants and agrees that after the Effective Date,
PRS shall have responsibility and liability (relative to Tecumseh) for, and shall be responsible for signing in its own name all manifests for, all wastes, garbage, refuse, sludge, residues and other discarded materials removed from the Site (collectively, "Wastes"), and shall be liable for the treatment, storage and disposal of such Wastes. PRS shall cause all Wastes, regardless of their form, that are transported from the Site to any offsite location ("Offsite Waste Facility"), whether for treatment, recycling, storage, disposal, or other management, to be: (i) transported in a manner that complies with all applicable requirements of Government Authorities, including without limitation, all applicable Environmental Laws; and (ii) delivered to an Offsite Waste Facility that maintains and is in substantial compliance with, at the time of delivery, all applicable licenses, permits, authorizations, certificates and approvals to accept such Wastes.

                  (j) PRS represents and warrants that it shall not seek any changes in the remedy for the Site selected in the ROD that could materially and adversely affect the potential liability of Tecumseh under Environmental Law, except with Tecumseh's prior written consent, which consent shall not be unreasonably withheld. For the purposes of this Paragraph 6(j), Tecumseh's withholding of consent shall not be deemed unreasonable where the change sought by PRS could increase Tecumseh's potential liability for Natural Resource Damages. Nothing in this Paragraph 6(j) shall be construed to affect, as between PRS and Tecumseh, PRS's control and discretion in conducting the Remediation or other cleanup efforts at the Site as may otherwise be provided in this Agreement.

                  (k) Except as otherwise provided herein, PRS makes no representations or warranties, express or implied, to Tecumseh with respect to the matters covered by this Agreement.

         7. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF TECUMSEH.

                  (a) Tecumseh represents and warrants that it has made available for PRS's review copies of all material data and other information concerning the Site that it has in its possession that were not otherwise available to PRS as part of PRS's review of files and information in EPA's possession regarding the Sheboygan River and Harbor Superfund Site.

                  (b) As long as PRS is in substantial compliance with its obligations, representations, warranties, and covenants under this Agreement, Tecumseh agrees and covenants that PRS will have sole discretion and control, as between Tecumseh and PRS, to perform the Remediation and otherwise address the Environmental Liabilities and Other Assumed Liabilities and that Tecumseh will not interfere with PRS performance under this Agreement.

                  (c) Tecumseh agrees and covenants that it will not contest or otherwise prevent any institutional control or land use restriction proposed by PRS or otherwise required by Government Authority unless such control or restriction may unreasonably interfere with Tecumseh's business operations at the Tecumseh Property.

                  (d) Tecumseh represents and warrants that it is not a party to any other existing or previous agreement or contract that would be inconsistent with or interfere with the performance of its obligations and responsibilities or PRS's obligations and responsibilities under this Agreement, and will not enter into any such agreement or contract after the Effective Date; provided, however, that this representation and warranty does not include any agreements or contracts relating to Tecumseh's operations at the Tecumseh Property.

                  (e) Tecumseh represents and warrants that it has made available for Chubb's review, to the extent requested by Chubb, copies of all material data and other information concerning the Site that Tecumseh has in its possession that were not otherwise available to Chubb as part of Chubb's review of files and information in EPA's possession regarding the Sheboygan River and Harbor Superfund Site.

                  (f) Tecumseh represents and warrants that it shall not seek any changes in the remedy for the Site selected in the ROD except with PRS's prior written consent, which consent shall not be unreasonably withheld. For the purposes of this Paragraph 7(f), PRS's withholding of consent shall not be deemed unreasonable where the change sought by Tecumseh would increase the cost or difficulty of complying with the ROD.

                  (g) Tecumseh represents and warrants that in 2001 the following actions were taken at the Tecumseh Property: the Sediment Management Facility was emptied of sediment and decontaminated and the steel walls were scrapped, and the Confined Treatment Facility was emptied of sediment, the primary liner was removed, and the integrity of the primary liner was visually confirmed.

                  (h) Except as otherwise provided herein, Tecumseh makes no representations or warranties, express or implied, to PRS with respect to the matters covered by this Agreement, including but not limited to any representations or warranties regarding the conditions at the Site or the extent of Remediation necessary at the Site.

         8. INDEPENDENT CONTRACTOR.

         PRS is an independent contractor. PRS shall be solely responsible for all of its practices, procedures, means, methods, equipment, facilities, and protocols used in carrying out its obligations under this Agreement, for all governmental fees and taxes imposed upon any services or tangible items that it purchases or provides, and for payment of all compensation, benefits, contributions, and taxes, if any, due its employees, agents, contractors, and subcontractors. PRS agrees that any and all persons whom it may employ or whose services it may retain in order to perform its obligations under this Agreement shall remain PRS's employees or consultants exclusively. Neither PRS nor Tecumseh, by this Agreement, intend that PRS or PRS's employees, representatives, and agents shall be considered, or deemed to be, or acting as employees of or joint venturers of Tecumseh. PRS shall not take any action or make any omission that is inconsistent with its status as an independent contractor.

         9. NOTICES. All notices or other communications required under this Agreement shall be in writing and shall be deemed sufficiently given at the time of personal delivery, or at the time of mailing thereof, if sent by registered or certified mail, return receipt requested, postage prepaid, or if sent by recognized overnight courier, to the Parties at their principal offices:

         FOR PRS:

         Pollution Risk Services, LLC
         100 E-Business Way, Suite 210
         Cincinnati, OH 45241
         Attn: Mr. Edward S. Allen, Executive Vice President
         Telephone: (513) 489-2793

         FOR TECUMSEH:

         Tecumseh Products Company
         100 East Patterson Street
         Tecumseh, MI 49286
         Attn: Mr. Daryl McDonald, General Counsel & Secretary
         Telephone: (517) 423-8527

         Steven M. Jawetz
         Beveridge & Diamond, P.C.
         1350 I Street, N.W., Suite 700
         Washington, DC 20005
         Telephone: (202) 789-6045

         Each Party may change its address or duly authorized representative at any time by providing written notice to the other Party in accordance with the provisions of this Paragraph.

         10. AGREEMENT TERM AND TERMINATION.

                  (a) This Agreement will expire thirty years from the Effective Date.

                  (b) Tecumseh may, at its sole option, terminate this Agreement, but only for the following reasons:

                           (i) PRS has ceased implementation of the work
contemplated by this Agreement, is seriously or repeatedly deficient or late in its performance of such work, or is implementing such work in a manner which presents a significant risk of causing an endangerment to human health or the environment;

                           (ii) PRS has failed to cure a notice of violation
from EPA within the time allowed for such cure;

                           (iii) PRS has failed to substantially comply with
Environmental Laws in performing Remediation;

                           (iv) EPA has refused to work further with PRS and EPA
is not legally obligated to work with PRS on such matters;

                           (v) PRS has declared bankruptcy, or has become
bankrupt as a result of an involuntary bankruptcy filing, or has become or is about to become insolvent;

                           (vi) PRS has failed to comply with its obligations
under either or both Chubb Policies in a manner that places the coverage for Tecumseh under either or both Chubb Policies at risk; or

                           (vii) PRS has materially breached its obligations,
representations, warranties, or covenants under this Agreement.

                  (c) PRS may, at its sole option, terminate this Agreement, but only for the following reasons:

                           (i) Tecumseh does not purchase the Chubb Policies
pursuant to the terms of this Agreement;

                           (ii) Tecumseh's actions or inactions void PRS's
coverage under either or both Chubb Policies; or

                           (iii) Tecumseh materially interferes with PRS's
ability to perform PRS's obligations under this Agreement when PRS is otherwise in substantial compliance with its obligations, representations, warranties, and covenants under this Agreement.

                  (d) In the event that Tecumseh has the grounds to terminate this Agreement pursuant to this Paragraph 10, it may choose to proceed with one or more of the following options: (i) exercise its rights under the Chubb Policy; or (ii) seek any other remedy, including specific performance as set forth in Paragraph 11.

                  (e) In order to terminate this Agreement pursuant to Paragraphs 10(b) or (c), the Party seeking to terminate the Agreement must provide the other Party with written notice of its intent to terminate and its reason therefore. The other Party shall have 30 days in which to cure the alleged default or to undertake activities necessary to correct the default if the same cannot be completed within the 30-day period. So long as the other party is diligently pursuing actions reasonably designed to effectuate a cure, the Party seeking to terminate shall not be permitted to do so. The Agreement may be terminated upon the failure of the other Party to cure the default or to diligently pursue actions reasonably designed to effectuate a cure within the 30-day period.

         11. SPECIFIC PERFORMANCE. The Parties hereto recognize that PRS's performance of its obligations under this Agreement is special, unique, and of extraordinary character, and that Tecumseh will be irreparably injured if this Agreement is not specifically enforced. Therefore, notwithstanding anything to the contrary contained herein or otherwise, Tecumseh shall have the right to enforce specifically PRS's performance under this Agreement. PRS waives the defense in any such suit that Tecumseh has an adequate remedy at law, and PRS will interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The remedy of specific performance shall be in addition to, and not in lieu of, any other remedies that Tecumseh may elect to pursue.

         12. SEVERABILITY. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, invalid, or void, the validity of any other term or provision shall not be affected adversely, and this Agreement shall continue to be binding on the Parties as if said unenforceable, invalid, or void term or provision had not been included herein. In the case of any such decision by a court of competent jurisdiction, the remainder of this Agreement shall be interpreted to give as much meaning to the intent of the invalidated portion or portions of the Agreement as allowed under applicable law. In such a case, the Parties shall negotiate in good faith an equitable modification of this Agreement or an adjustment in the relevant provisions of this Agreement, with a view toward effectuating the original intent and purpose of this Agreement.

         13. WAIVER/MODIFICATION. No waiver or modification of any provision of this Agreement shall be effective unless such waiver or modification is in writing and signed by the party against whom enforcement of the same is sought. Failure to enforce any provision of this Agreement or to require at any time performance of any provision hereof shall not be construed to be a waiver of such provision, or to affect the validity of this Agreement or the right of any party to enforce each and every provision in accordance with the terms hereof. No waiver of any provision of this Agreement shall affect the right of Tecumseh or PRS thereafter to enforce such provision or to exercise any right or remedy available to it in the event of any other default involving such provision or any other provision. Making payment or performing pursuant to this Agreement during the existence of a dispute shall not be deemed to be and shall not constitute a waiver of any claims or defenses of the Party so paying or performing.

         14. ASSIGNMENT. Each Party shall have the right to assign its rights and obligations under this Agreement to any Third Party, by operation of law or otherwise, but only with the consent of the other Party, which consent shall not be unreasonably withheld.

         15. CONFIDENTIALITY. The terms and conditions of this Agreement (but not the fact that it exists) are confidential and shall not be disclosed to any Third Party except as is required (i) for the performance of this Agreement, and then it shall be disclosed to such persons only under corresponding conditions of confidentiality; (ii) by law or by legally authorized court or administrative order; (iii) in negotiations for the assignment of rights and obligations under the Agreement permitted pursuant to Paragraph 14; or (iv) in any action brought by a Party to enforce this Agreement. Both Parties, however, reserve the right to disclose the terms and conditions of this Agreement to their respective insurers, on the conditions that each such insurer agrees to maintain the confidentiality of this Agreement. Release of information by any Party in accordance with SEC disclosure requirements shall not constitute a breach of the confidentiality provisions hereof.

         16. PARTIES BOUND. This Agreement is binding upon, shall be enforceable by, and shall inure to the benefit of the Parties, their successors, and any assigns permitted under Paragraph 14. No term or provision of this Agreement is intended to or shall be for the benefit of any person or entity not a party hereto. No such other person or entity shall have any right or cause of action hereunder. This Agreement is not intended to transfer, discharge, or otherwise affect the liability of any person or entity not a party to this Agreement.

         17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. The Parties consent to jurisdiction in the United States District Court for the Eastern District of Michigan.

         18. ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, constitutes the entire agreement of the Parties with respect to the activities and obligations contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements are merged herein.

         19. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         20. SURVIVAL. The Parties' obligations pursuant to Paragraphs 15 and 17 of this Agreement shall survive the date of Termination pursuant to Paragraph 10.

         Agreed as set forth above.

POLLUTION RISK SERVICES, LLC

By:  /s/ Mark S. Mather                    Date: March 25, 2003
    --------------------------------------       ------------------
Name:    Mark S. Mather
Title:   Managing Member
Address: 100 E. Business Way Suite 210
         Cincinnati, Ohio 45241

TECUMSEH PRODUCTS COMPANY

By:  /s/ David W. Kay                      Date: March 25, 2003
    --------------------------------------       ------------------
Name:    David W. Kay
Title:   Vice President, Treasurer &
         Chief Financial Officer
Address: 100 E. Patterson Street
         Tecumseh, Michigan 49286

                                   EXHIBIT A









      Remediation Cost Cap Policy and Environmental Site Liability Policy